EXHIBIT 99.1

Camden Property Trust Appoints Javier E. Benito to Board of Trust Managers

Houston, TEXAS (February 1, 2022) - Camden Property Trust (NYSE:CPT) (the “Company”)
announced today the appointment of Javier E. Benito to the Company's Board of Trust Managers effective February 1, 2022. Mr. Benito will serve as an independent Trust Manager of the Company.
Mr. Benito currently serves as General Manager KFC Latin America and the Caribbean of Yum! Brands, Inc., a global restaurant corporation primarily operating the company’s brands – KFC, Pizza Hut and Taco Bell. He previously served as Chief Strategy Officer from 2013 – 2014, Managing Director of European Franchise Business and Russia from 2010 – 2013, and Executive Vice President and Chief Marketing Officer KFC USA from 2008 - 2010. Prior to that Mr. Benito served as Executive Vice President and Chief Marketing Officer of Starwood Hotels and Resorts.
“We are pleased to have Javier join our Board of Trust Managers,” said Richard J. Campo, Camden’s Chairman and CEO. “Javier has a wealth of marketing knowledge and considerable executive and leadership experience, and we believe he will be a valuable addition to our Board.”

Camden’s corporate governance policies provide that generally an independent Trust Manager will not be nominated for re-election as a Trust Manager following the Trust Manager’s 75th birthday. As a result of this policy, William F. Paulsen will retire from the Board effective as of the time of the 2022 annual meeting of shareholders, scheduled to be held on May 12, 2022. The appointment of Mr. Benito to the Board was made in anticipation of this retirement.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other lings with the Securities and Exchange Commission (SEC). Forward-looking statements made in today’s press release represent management’s current opinions at the time of this publication, and the Company assumes no obligation to update or supplement these statements because of subsequent events.

About Camden

Camden Property Trust, an S&P 400 Company, is a real estate company primarily engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 171 properties containing 58,300 apartment homes across the United States. Upon completion of 5 properties currently under development, the Company’s portfolio will increase to 60,073 apartment homes in 176 properties. Camden has been recognized as one of the 100 Best Companies to Work For® by FORTUNE magazine for 14 consecutive years, most recently ranking #8.

For additional information, please contact Camden’s Investor Relations Department at (713) 354-2787 or access our website at camdenliving.com.